                                                                     Exhibit 2.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ALABAMA
                                NORTHERN DIVISION

---------------------------------------------------
                                                   )
In re:                                             )    Chapter 11
                                                   )
MARTIN INDUSTRIES, INC.,                           )    Case No. 02-85553-JAC-11
                                                   )
                  Debtor.                          )
                                                   )
                                                   )
                                                   )
                                                   )
                                                   )
                                                   )
---------------------------------------------------

                                      PLAN
                           OF MARTIN INDUSTRIES UNDER
                        CHAPTER 11 OF THE BANKRUPTCY CODE

                                  June 6, 2003










Patrick Darby
Edward J. Peterson, III
M. Leesa Booth
BRADLEY ARANT ROSE & WHITE LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
(205) 521-8000
Attorneys for Debtor in Possession

     Martin Industries, Inc., debtor and debtor-in-possession (the "Debtor"), proposes the following chapter 11 plan (as amended from time to time, the "Plan"). Pursuant to an order dated February 7, 2003 the Debtor has sold substantially all its non-real property assets. The liens and security interests of AmSouth Bank attached to the sale proceeds. The Plan provides for the payment to AmSouth of the sales proceeds (net of the Carve-out), to the extent not already paid, and the surrender to AmSouth of remaining non-real property collateral, if any. The Plan further provides for the transfer of the Real Property Collateral and Causes of Action to a liquidation trust, subject to the liens of M-TIN, LLC, which holds a first mortgage lien on the Debtor's real property, and AmSouth Bank which holds a second mortgage lien on the Debtor's real property. The liquidation trust shall dispose of the real property as set forth in the Plan and liquidate Causes of Action for the benefit of Unsecured Creditors.

     M-TIN, LLC and AmSouth Bank respectively hold liens on substantially all the assets of the Debtor, other than Causes of Action. The aggregate amount of their claims exceeds the expected amount of the proceeds of the sale of the Debtor's assets. AmSouth Bank has agreed to allocate portions of Cash Collateral to fund the Plan. Without limitation, the Plan provides for payment of Administrative Expense Claims and Priority Claims and the funding of the liquidation trust. The Plan also provides for the termination of all Interests in the Debtor, and the issuance of the New Common Stock to an unrelated third party, which shall continue the business of the Reorganized Debtor.

                                  INTRODUCTION

     For a discussion of the Debtor's history, business, operations, assets and financial information, and for a summary and analysis of the Plan, all creditors and shareholders should consult the Disclosure Statement accompanying the Plan, including the Exhibits thereto (the "Disclosure Statement").

     No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith, have been approved for use in soliciting acceptances and rejections of the Plan. Nothing in the Plan should be construed as constituting a solicitation of acceptances of the Plan unless and until the Disclosure Statement has been approved and distributed to all holders of Claims and Interests to the extent required by 11 U.S.C. ss. 1125.

     All holders of Claims entitled to vote on the Plan are encouraged to read carefully the Disclosure Statement and the Plan, each in its entirety, before voting to accept or reject the Plan.

                                    SECTION I
                     DEFINITIONS AND RULES OF INTERPRETATION

A.   DEFINITIONS.

     A TERM USED AND NOT DEFINED IN THE PLAN AND DEFINED IN THE BANKRUPTCY CODE OR IN THE BANKRUPTCY RULES SHALL HAVE THE MEANING ASSIGNED TO SUCH TERM IN THE BANKRUPTCY CODE OR IN THE BANKRUPTCY RULES. AS USED IN THE PLAN, THE FOLLOWING TERMS HAVE THE RESPECTIVE MEANINGS SPECIFIED BELOW:

     1. ADMINISTRATIVE EXPENSE CLAIM means a Claim against the Debtor for costs and expenses of administration under section 503(b) or 507(b) of the Bankruptcy Code, including: (a) all Claims for the actual and necessary costs and expenses incurred after the Filing Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Debtor's Estate under section 1930, chapter 123 of Title 28, United States Code; (c) all DIP Facility Claims; and (d) all Fee Claims.

     2. ADMINISTRATIVE AND PRIORITY CLAIM RESERVE means Cash proceeds of the Stock and the Canadian Escrow sufficient to pay Allowed Administrative Expense Claims and Allowed Priority Claims pursuant to the Plan.

     3. ALLOWED means, with reference to any Claim or Interest and with respect to the Debtor, (a) any Claim against or Interest in the Debtor that (i) has been listed by the Debtor in the Schedules, as may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been Filed, or (ii) has been allowed under the Plan, or (iii) has been allowed by Final Order of the Bankruptcy Court, or (iv) as to which a proof of claim has been timely Filed in a liquidated amount with the Bankruptcy Court pursuant to the Bankruptcy Code or any order of the Bankruptcy Court, or Filed late with leave of the Bankruptcy Court after notice and a hearing, and (b) in respect of which no objection to the allowance of such Claim or Interest has been interposed within any applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, a Final Order or other applicable law.

     4. AMSOUTH means AmSouth Bank

     5. AMSOUTH EXCLUDED ASSETS means the Excluded Assets consisting of Collateral subject to AmSouth's Liens, other than (a) the assets assigned to the Liquidation Trust pursuant to the Plan, and (b) the Stock, the Canadian Escrow and the Net Proceeds thereof.

     6. ASSET PURCHASE AGREEMENT means the Asset Purchase Agreement dated December 20, 2002 by and between Buyer and the Debtor, as approved by the Bankruptcy Court in the Sale Order.

     7. AVOIDANCE ACTION means any claim or cause of action of the Debtor or the Estate, or any of them, that is or may be the subject of an adversary proceeding under sections 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, or 553 of
the Bankruptcy Code, or other applicable law.

     8. BANKRUPTCY CODE means title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 as amended from time to time.

     9. BANKRUPTCY COURT means the United States Bankruptcy Court for the Northern District of Alabama, Northern Division, or any other United States District Court, or unit thereof, exercising jurisdiction over the Case.

     10. BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under 28 U.S.C. ss. 2075, and the local rules of the Bankruptcy Court, as amended from time to time.

     11. BAR DATE means the date(s) established by the Plan or by a Final Order of the Bankruptcy Court as the final date(s) to file proofs of claim, requests for allowance of an Administrative Expense Claim, or any other notice, objection or other document to evidence, support or seek Allowance of any Claim.

     12. BUSINESS DAY means any day other than a Saturday, Sunday or Legal Holiday.

     13. BUYER means Monessen Hearth Systems Company, or its designated affiliate under the Asset Purchase Agreement.

     14. CANADIAN ESCROW means the escrow fund (account number 91-8082-00-9) held by AmSouth Bank as escrow agent for the Debtor pursuant to that certain Escrow Agreement dated February 1, 1996.

     15. CARVE-OUT has the meaning set forth in the DIP Order.

     16. CASE means the Debtor's case under chapter 11 of the Bankruptcy Code.

     17. CASH means legal tender of the United States of America, which may be conveyed by check or wire transfer.

     18. CAUSES OF ACTION means all Claims and causes of action now owned or hereafter acquired by the Debtor or the Estate, or any of them, or which may be maintained by the Debtor or the Estate, or any of them, for the benefit of creditors, whether arising under any contract or under the Bankruptcy Code or other federal or state law, including, without limitation, Avoidance Actions, but excluding claims and causes of action and related recoveries (a) transferred to the Buyer under the terms of the Asset Purchase Agreement; (b) released or waived pursuant to the Plan; (c) constituting a defense, counterclaim or offset to or against any Claim; (d) constituting rights of recharacterization or subordination released pursuant to the Plan; and (e) that arise from or relate to the assets vesting in the Reorganized Debtor pursuant to the Plan.

     19. CLAIM has the meaning set forth in section 101(5) of the Bankruptcy
Code.

     20. CLASS means a category of holders of Claims or Interests as set forth in Section II of the Plan.

     21. CLASS 2 DISTRIBUTION AMOUNT means, to the extent not previously paid or surrendered to AmSouth, (a) the Net Sale Proceeds; and (b) the AmSouth Excluded Assets (and the Net Proceeds thereof to the extent liquidated after the Filing
Date) without representation, warranty or recourse.

     22. CLASS 4 FUNDING AMOUNT means (a) the Causes of Action, or the Net Proceeds thereof to the extent is liquidated before the Effective Date, plus (b) the New Common Stock Payment, plus (c) the unused portion, if any, of the Reserves upon payment in full of the Trust Budget and Allowed Fee Claims, Allowed Administrative Expense Claims and Allowed Priority Claims pursuant to the Plan.

     23. COLLATERAL means any property or interest in property of the Estate or the Debtor subject to a Lien to secure the payment or performance of a Claim, to the extent such Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

     24. COMMITTEE means the official committee of unsecured creditors appointed by the Bankruptcy Administrator in the Case pursuant to Section 1102(a) of the Bankruptcy Code.

     25. CONFIRMATION means entry of the Confirmation Order on the Bankruptcy Court's docket in the Cases.

     26. CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court's docket in the Cases.

     27. CONFIRMATION HEARING means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     28. CONFIRMATION ORDER means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     29. DEBTOR means Martin Industries, Inc., debtor and debtor-in-possession.

     30. DIP ORDER means that certain Final Order, dated January 31, 2003, authorizing debtor to (i) enter into post-petition financing agreement, (ii) use cash collateral, and (iii) provide adequate protection, grant liens, security interests and superpriority claims.

     31. DISCLOSURE STATEMENT means the disclosure statement that relates to the Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein).

     32. DISCLOSURE STATEMENT ORDER means the order of the Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

     33. DISPUTED CLAIM means a Claim against the Debtor that is not Allowed, including:

          a. if no proof of Claim has been filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on the Schedules as disputed, contingent or unliquidated; or (ii) a Claim that is listed on the Schedules as other than disputed, contingent or unliquidated, but as to which the Debtor, or any other party in interest with standing to object to Claims under the Plan or applicable law, has Filed an objection by the Claims Objection Bar Date, unless such objection has been withdrawn or denied by a Final Order; or

          b. if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim for which a corresponding Claim is listed on the Schedules as disputed, contingent or unliquidated; or (ii) a Claim for which an objection has been Filed by the Debtor, or any other party in interest with standing to object to Claims under the Plan or applicable law, by the Claims Objections Bar Date, unless such objection has been withdrawn or denied by a Final Order.

     34. DISTRIBUTION means any distribution pursuant to the Plan to the holders of Allowed Claims.

     35. DISTRIBUTION ACCOUNT means an account to be established and maintained by the Liquidation Trustee (a) for the purpose of (i) depositing the Reserves, and (ii) making distributions pursuant to the Plan, and (b) which shall not constitute a part res of the Liquidation Trust, except as otherwise provided in the Plan.

     36. DISTRIBUTION DATE means any date on which a Distribution is made pursuant to the Plan.

     37. EFFECTIVE DATE means the first Business Day following the date on which the Confirmation Order becomes a Final Order.

     38. ESTATE means the estate created by the commencement of the Case pursuant to Section 541 of the Bankruptcy Code, including, without limitation, any and all rights, claims and interests of the Debtor and any and all interests in property, whether real, personal or mixed, rights, causes of action, Avoidance Actions, avoidance powers or extensions of time that the Debtor or its estate shall have had effective as of the commencement of either of the Cases, or which such estate acquired after the commencement of the Cases, whether by virtue of sections 544, 545, 546, 547, 548, 549, 550, 551, and 553 of the
Bankruptcy Code or otherwise.

     39. EXCLUDED ASSETS has the meaning set forth in the Asset Purchase
Agreement

     40. EXCULPATED PARTIES has the meaning set forth in Section VI.C.3 of the Plan.

     41. FEE CLAIM means a Claim for compensation or reimbursement of expenses under Sections 327, 328, 330, 331 503(b) or 1103 of the Bankruptcy Code including compensation requested pursuant to section 503(b)(3) and (4) of the Bankruptcy Code for substantial contribution in the Cases.

     42. FILED, FILED OR FILING means filed, filed, or filing with the Bankruptcy Court or its designee in the Cases.

     43. FILING DATE means December 27, 2002, the date of the Filing of the petitions commencing the Cases.

     44. FINAL TRUST DISTRIBUTION DATE means the date of the last Distribution from the Liquidation Trust under the Plan for and on account of any Allowed Class 4 Claim.

     45. FINAL ORDER means an order or judgment (a) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; or (b) as to which any right to appeal, move for a stay pending appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or, (c) in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been denied by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been taken and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rules 9023 or 9024 may be filed with respect to such order shall not cause such order not to be a final order.

     46. INITIAL TRUST DISTRIBUTION DATE means a Business Day, as determined by the Liquidation Trustee, as soon as practical after the Effective Date, but not less than ten (10) Business Days after the funding of the Liquidation Trust pursuant to Section VI.B of the Plan.

     47. INSURED PARTIES has the meaning set forth in Section X.B of the Plan.

     48. INTEREST means any ownership interest in the Debtor, including but not limited to the rights of the holders of common stock or preferred stock (in their capacities as such), or other equity in the Debtor, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including: (a) conversion, exchange, voting, participation, and dividend rights;
(b) liquidation preferences; (c) stock options, call rights, warrants and put rights; (d) share-appreciation rights and restricted stock purchase rights; and
(e) the Lender Warrants.

     49. LENDER WARRANTS means the warrants to purchase shares of the Debtor's treasury stock for the purchase price of one cent ($0.01) issued by the Debtor to AmSouth.

     50. LEGAL HOLIDAY has the meaning set forth in Bankruptcy Rule 9006(a).

     51. LIEN has the meaning set forth in section 101(37) of the Bankruptcy
Code.

     52. LIQUIDATION TRUST means the trust established on the Effective Date pursuant to Section VI.A of the Plan.

     53. LIQUIDATION TRUSTEE means the Person appointed by the Debtor pursuant to Section VI.A.3 of the Plan to administer and act as trustee of the Liquidation Trust.

     54. MERIFIN means Merifin Apple, Inc., a California corporation.

     54. MTIN means M-TIN, LLC, an Alabama limited liability company.

     55. NET PROCEEDS means such amounts collected from the sale or liquidation of assets after payment of all costs and expenses of such sale or liquidation, including, without limitation, attorney's fees.

     56. NET SALE PROCEEDS means the actual Cash proceeds paid by the Buyer upon closing of the Sale, net of all closing costs and adjustments, as shown on the closing statement dated as of the Closing Date.

     57. NEW COMMON STOCK means all issued and outstanding shares of stock in the Reorganized Debtor issued to Merifin on the Effective Date in consideration of the New Common Stock Payment, which stock shall be the only stock in the Reorganized Debtor outstanding after the Effective Date.

     58. NEW COMMON STOCK PAYMENT means $50,000.00 Cash paid by Merifin in consideration of the issuances of the New Common Stock pursuant to the Plan.

     59. OFFICERS mean, collectively, the officers and directors of the Debtor at any time prior to or after the Confirmation Date, and each of them, together with any officer of the Debtor appointed to discharge the Debtor's duties under the Plan.

     60. OTHER PRIORITY CLAIM means any Claim against any Debtor that is entitled to priority under Section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims or Priority Tax Claims).

     61. PERSON has the meaning set forth in section 101(41) of the Bankruptcy Code.

     62. PLAN means this chapter 11 plan of the Debtor, including, without limitation, all documents referenced herein and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

     63. PRIORITY CLAIMS means, collectively, all Priority Tax Claims and all Other Priority Claims.

     64. PRIORITY TAX CLAIM means any Claim against any Debtor of a governmental unit of the kind specified in sections 502(i) or 507(a)(8) of the Bankruptcy Code.

     65. PRO RATA means proportionally, so that with respect to an Allowed Claim or Allowed Interest, the ratio of (a)(i) the amount of property distributed on account of a particular Allowed Claim or Allowed Interest to (ii) the amount of the Allowed Claim or Allowed Interest is equal to the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims or Allowed Interests of the Class in which the particular Allowed Claim or Allowed Interest is included to (ii) the amount of all Claims or Interests in that Class (including Disputed Claims and Disputed Interests, until disallowed).

     66. PROFESSIONAL RESERVE means a portion of the Net Sale Proceeds, not to exceed the Carve-out, to pay Allowed Fee Claims to the extent, if any, unpaid as of the Effective Date.

     67. REAL PROPERTY COLLATERAL means the Debtor's real property and improvements subject to the first mortgage Lien of MTIN and the second mortgage Lien of AmSouth.

     68. REAL PROPERTY LEASES means each and every Lease Agreement by which the Debtor or the Liquidation Trustee has leased the Real Property Collateral, or any portion thereof, to any third party.

     69. REORGANIZED DEBTOR means the Debtor on and after the Effective Date.

     70. RESERVES means, in the aggregate, the Administrative and Priority Claim Reserve, the Professional Reserve and the Trust Reserve.

     71. SALE means the sale of substantially all of the assets of the Debtor (excluding the Excluded Assets) to Buyer pursuant to the Asset Purchase Agreement.

     72. SALE ORDER means that certain Final Order dated February 7, 2003 authorizing the Sale.

     73. SCHEDULES means the schedules of assets and liabilities, the list of holders of Interests and the statements of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

     74. SECURED CLAIM means the portion of any Claim against any Debtor, determined in accordance with section 506(a) of the Bankruptcy Code, as of the Confirmation Date, that is (a) secured by a valid, perfected and unavoidable Lien, to the extent of the value of the creditor's interest in the Debtor's interest in the subject Collateral or (b) subject to offset under Section 553 of the Bankruptcy Code, to the extent of the amount subject to offset.

     75. STOCK means the Debtor's shares in Appliance Manufacturers Assurance Company Risk Group.

     76. TRADE CLAIM means a Claim arising from the provision of goods or services to the Debtor in the ordinary course of the Debtor's business.

     77. TRUST AGREEMENT means the agreement to be executed as of the Effective Date establishing the Liquidation Trust pursuant to the Plan, which shall be filed with the Bankruptcy Court not later than ten (10) days prior to the hearing on the Disclosure Statement.

     78. TRUST BUDGET means the budget approved by the Bankruptcy Court at the Confirmation Hearing as necessary to pay the reasonable fees, costs and expenses of the Liquidation Trust in accordance with the Plan, including, without limitation, the fees and expenses of professionals retained by the Liquidation Trust.

     79. TRUST RESERVE means Cash proceeds of the Canadian Escrow sufficient to pay the Trust Budget in accordance with the Plan.

     80. UNSECURED CLAIM means any Claim against the Debtor that is not an Administrative Expense Claim, Other Priority Claim, Priority Tax Claim, or Secured Claim.



B.   RULES OF INTERPRETATION.

     81. COMPUTATION OF TIME. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     82. RULES OF CONSTRUCTION. Unless otherwise provided herein, for purposes of the Plan: (a) whenever appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may have been or may be amended, modified or supplemented from time to time and shall include all addenda, exhibits and schedules attached thereto or referenced therein; (d) unless otherwise specified, any reference to an entity as a holder of a Claim or an Interest includes that entity's successors, assigns and affiliates; (e) unless otherwise specified, all references to sections and articles are references to sections of or to the Plan; (f) unless otherwise specified, all references in the Plan to exhibits are references to exhibits of or to the Plan or the Disclosure Statement; (g) the words "herein," "hereunder" or "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (h) captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; and (i) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

     83. GOVERNING LAW. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Bankruptcy Court resides, without giving effect to the principles of conflicts of laws thereof.

                                   SECTION II
                     CLASSIFICATION OF CLAIMS AND INTERESTS

     Claims and Interests (excluding unclassified Administrative Expense Claims and Priority Tax Claims) shall be classified as set forth in this Section II of the Plan.

     A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, and Priority Tax Claims have not been classified but shall be treated as set forth in Section III.A of the Plan.

A.   UNIMPAIRED CLASSES.

     1. CLASS 1 - ALLOWED OTHER PRIORITY CLAIMS. Class 1 shall consist of Allowed Other Priority Claims.

B.   IMPAIRED CLASSES.

     1. CLASS 2 - SECURED CLAIM OF AMSOUTH. Class 2 shall consist of the Allowed Secured Claim of AmSouth.

     2. CLASS 3 - SECURED CLAIM OF MTIN. Class 3 shall consist of the Allowed Secured Claim of MTIN.

     3. CLASS 4 - UNSECURED CLAIMS. Class 4 shall consist of Allowed Unsecured Claims.

     4. CLASS 5 - INTERESTS. Class 5 shall consist of Interests in the Debtor.


                                   SECTION III
                        TREATMENT OF CLAIMS AND INTERESTS

     No Claim or Interest shall entitle the holder thereof to a Distribution of Cash or to other consideration pursuant to the Plan unless, and only to the extent that, such Claim or Interest is an Allowed Claim or Allowed Interest. Except as otherwise provided in the Plan or an order of the Bankruptcy Court, all Distributions of Cash on account of Allowed Claims and Allowed Interests shall be made on the Distribution Date(s).

A.   UNCLASSIFIED CLAIMS.

     1. ADMINISTRATIVE EXPENSE CLAIMS.

        (a) STATUTORY FEES. Administrative Expense Claims for fees payable pursuant to 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in full in Cash by the Liquidation Trustee from the Administrative and Priority Claim Reserve, on the Effective Date, to the extent not previously paid.

        (b) FEE CLAIMS. Except as provided by prior order of the Bankruptcy Court, professionals or other entities asserting a Fee Claim must file and serve on the Debtor, the Committee, the Bankruptcy Administrator and such other entities as are designated by the Bankruptcy Rules, the Confirmation Order or other Final Order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses no later than thirty (30) days after the Confirmation Date. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtor or their respective property, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to an application for allowance of a Fee Claim must be filed and served on the Debtor, AmSouth, the Committee, the Bankruptcy Administrator and the applicant no later than twenty (20) days after the filing of the application for allowance of such Fee Claim. Any allowed fee claim unpaid as of the Effective Date shall be paid on the Effective Date or, if later, the fifteenth (15th) Business Day after such Fee Claim becomes Allowed, Cash from the Professional Reserve or the Administrative and Priority Claim Reserve in an amount equal to such Allowed Fee Claim.

        (c) OTHER ADMINISTRATIVE EXPENSE CLAIMS. Subject to the allowance procedures set forth herein, unless less favorable treatment is otherwise agreed to by the holder of an Allowed Administrative Expense Claim (in which event, such other agreement shall govern), each holder of an Allowed Administrative Expense Claim not otherwise paid pursuant to this Section III.A.1 of the Plan or pursuant to applicable orders of the Bankruptcy Court, shall be paid by on the Effective Date or, if later, no later than the fifteenth (15th) Business Day after such Claim becomes Allowed, Cash from the Administrative and Priority Claim Reserve in an amount equal to such Allowed Administrative Expense Claim.

        Requests for payment of an Administrative Expense Claim under this
Section III.A.1(c), other than Fee Claims, arising before the Effective Date must be filed and served on the Debtor, AmSouth, the Committee, and the Bankruptcy Administrator, pursuant to procedures set forth in the Confirmation Order, no later than ten (10) days after the Effective Date. Each such request for payment of an Administrative Expense Claim must include, at a minimum, (i) the name of the holder of the Claim, (ii) the amount of the Claim, (iii) the basis for the Claim, and (iv) documents evidencing or supporting the Claim. Failure to timely and properly file a request for payment of an Administrative Expense Claim as set forth herein shall result in the Administrative Expense Claim being forever barred and discharged. Objections to any such request may be made by the Debtor or any party in interest and such objections, if any, must be filed and served on the

Debtor, the AmSouth, the Committee, the Bankruptcy Administrator and the requesting party by the later of twenty (20) days after the Effective Date or twenty (20) days after the filing of the applicable request for payment.

     2. PRIORITY TAX CLAIMS. Unless less favorable treatment is otherwise agreed to by the holder of an Allowed Priority Tax Claim (in which event, such other agreement shall govern), each holder of an Allowed Priority Tax Claim shall be paid by the Liquidation Trustee on the Effective Date or, if later, on the fifteenth (15th) Business Day after such Claim becomes Allowed, Cash from the Administrative and Priority Claim Reserve in an amount equal to such Allowed Priority Tax Claim.

B.   TREATMENT OF UNIMPAIRED CLASS.

     1. CLASS 1 - ALLOWED OTHER PRIORITY CLAIMS. Unless less favorable treatment is otherwise agreed to by the holder of an Allowed Other Priority Claim (in which event, such other agreement shall govern), each holder of an Allowed Class 1 Claim shall be paid by the Liquidation Trustee on the Effective Date or, if later, on the fifteenth (15th) Business Day after such Claim becomes Allowed, Cash from the Administrative and Priority Claim Reserve in an amount equal to the amount of such Allowed Class 1 Claim. Claims in Class 1 are not impaired under the Plan. Therefore, pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 1 conclusively are presumed to have accepted the Plan and are not entitled to vote.

C.   TREATMENT OF IMPAIRED CLASSES.

     1. Class 2 - Secured Claim of AmSouth.

        (a) In full and final settlement and discharge the Class 2 Claim, AmSouth shall (i) on the Effective Date, receive the Class 2 Distribution Amount; and (ii) retain its Liens on the Real Property Collateral on the terms and conditions set forth in the Plan. On the terms and conditions set forth in the Plan, the Liquidation Trust shall sell, subject to Section 363(k) of the Bankruptcy Code, the Real Property Collateral, free and clear of such Liens, and such Liens shall attach to the proceeds of such sale and shall be paid to the holder of such Liens in accordance with the Plan and the priorities established by applicable law.

        (b) Pursuant to section 1126(a) of the Bankruptcy Code, the holder of the Class 2 Claim is entitled to vote to accept or reject the Plan.

     2. CLASS 3 - SECURED CLAIM OF MTIN.

        (a) In full and final settlement and discharge of the Class 3 Claim, MTIN shall retain its Liens on the Real Property Collateral on the terms and conditions set forth in the Plan. On the terms and conditions set forth in the Plan, the Liquidation Trust shall sell, subject to Section 363(k) of the Bankruptcy Code, the Real Property Collateral, free and clear of such Liens, and such Liens shall attach to the proceeds of such sale and shall be paid to the holder of such Liens in accordance with the Plan and the priorities established by applicable law.

        (b) Pursuant to section 1126(a) of the Bankruptcy Code, the holder of the Class 3 Claim is entitled to vote to accept or reject the Plan.

     3. CLASS 4 - UNSECURED CLAIMS.

        (a) On the Effective Date, Class 4 Creditors will receive an undivided Pro Rata interest in the Liquidation Trust, subject to (i) the respective Liens of AmSouth and MTIN in the Real Property Collateral and (ii) the Real Property Leases.

        (b) Pursuant to section 1126(a) of the Bankruptcy Code, holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

     4. CLASS 5 - INTERESTS.

        (a) The Class 5 Interests and all stock certificates, instruments and other documents evidencing such Interests, shall be cancelled as of the Effective Date. The holders of Interests in Class 5 shall not receive or retain any Distribution , the New Common Stock or other property on account of such Interests.

        (b) Pursuant to section 1126(g) of the Bankruptcy Code, holders of Allowed Interests in Class 5 are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.


                                   SECTION IV
                              REAL PROPERTY LEASES

     Notwithstanding any other term or provision of the Plan, pursuant to
Section 1123(b)(2) of the Bankruptcy Code, all Real Property Leases shall be deemed assumed as of the Effective Date by the Debtor pursuant to Section 365(a) of the Bankruptcy Code and assigned as of the Effective Date to the Liquidation Trust pursuant to Section 365(f) of the Bankruptcy Code, to be administered by the Liquidation Trust on the terms and conditions set forth in the Plan. Without limitation, the interests of the Liquidation Trust in and to the Real Property Collateral, and the Liquidation Trust's rights, duties, powers and obligations with respect to the Real Property Collateral under the Plan, shall be subject to the Real Property Leases and any sale of the Real Property Collateral by the Liquidation Trust shall be subject to the Real Property Leases, except to the extent any counterparty to the Real Property Leases agrees otherwise in writing. Notwithstanding any other term or provision of the Plan or of the Real Property Leases, or any one of them, the Liquidation Trust shall have the right to transfer and assign its interest in the Real Property Leases to any bona fide, good faith purchaser of the Real Property Collateral, or any portion thereof.

     Net rents collected by the Debtor under the Real Property Leases before the Effective Date or by the Liquidation Trustee under the Real Property Leases after the Effective Date and before the sale of the Real Property Collateral by the Liquidation Trust, shall be paid as follows: (a) first, to pay the reasonable costs and expenses of administering, preserving and maintaining the Real Property Collateral, including, without limitation, taxes, insurance costs, security costs, professional fees, and expenses for general maintenance and repair related to the Real Property Collateral; (b) second, to MTIN on account of its Allowed Class 3 Claim, on the terms and conditions set forth in the Plan;
(c) third, to the extent the Allowed Class 3 of MTIN is paid in full, to AmSouth on account of its Allowed Class 2 Claim on the terms and conditions set forth in the

Plan; and (d) fourth, to the extent the Allowed Class 3 of MTIN is paid in full and the Allowed Class 2 Claim of AmSouth is paid in full, Pro Rata to the holders of Allowed Class 4 Claims, on the terms and conditions set forth in the Plan.


                                    SECTION V
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                       OTHER THAN THE REAL PROPERTY LEASES

     Pursuant to section 1123(b)(2) of the Bankruptcy Code, except for the Real Property Leases and those executory contracts and unexpired leases, if any, assumed pursuant to the Plan or as to which the Debtor has filed prior to the Confirmation Date a motion to assume and assign or a motion to reject, all executory contracts and unexpired leases to which the Debtor is or was a party and not previously rejected or assumed and assigned pursuant to prior order of the Bankruptcy Court, including, without limitation, all executive and employee severance, vacation, benefit and retirement plans, contracts and agreements (including, but not limited to all stay or retention programs, incentive plans, accelerated vesting plans, accelerated benefit plans, and any other plan, agreement, contract or document relating to or providing for payments to executives or employees not part of recurring salaries and wages), are deemed rejected pursuant to Section 365(a) of the Bankruptcy Code as of the Effective Date.

     Each party to an executory contract or unexpired lease rejected pursuant to the Plan (and only such entities) asserting a claim for damages arising from such rejection shall file, not later than thirty (30) days following the Confirmation Date, a proof of such Claim; provided, however, that (1) the Bar Date established for rejection damages claims in this Section V of the Plan shall not apply to Persons that may assert a Claim on account of an executory contract or unexpired lease that was rejected by the Debtor before Confirmation for which a prior Bar Date was established; and (2) any Person asserting a claim for rejection damages that does not timely file a proof of claim in accordance with the Plan shall be forever enjoined and barred from asserting such Claim against the Debtor, the Estate or any property of the Estate.


                                   SECTION VI
                             IMPLEMENTATION OF PLAN



A.   LIQUIDATION TRUST.

     1. LIQUIDATION TRUST. The Liquidation Trust shall be established and shall become effective on the Effective Date. All Distributions to the holders of Allowed Class 4 Claims shall be from the Liquidation Trust. The Liquidation Trust shall hold and administer the following assets and the Net Proceeds thereof:

        (a) the Causes of Action, which shall be deemed assigned by the Debtor to the Liquidation Trust on the Effective Date for the benefit of holders of Allowed Class 4 Claims for liquidation and distribution in accordance with the Plan;

        (b) the Real Property Collateral, which shall be deemed assigned by the Debtor to the Liquidation Trust on the Effective Date (subject to the Real Property Leases and the Liens of AmSouth and MTIN) for liquidation and distribution in accordance with the Plan;

        (c) the Reserves, which shall not constitute part of the res of the Liquidation Trust, but which shall be held separate by the Liquidation Trustee in the Distribution Account, to be administered in accordance with the Plan; and

        (d) the New Common Stock Payment, for distribution in accordance with the Plan.

     2. TRUST DISTRIBUTIONS. Distributions from the Liquidation Trust shall be made by the Liquidation Trustee as follows:

        (a) as soon as reasonably practicable after the liquidation of the Causes of Action, the New Common Stock Payment and the Net Proceeds of the liquidation of the Causes of Action shall be distributed Pro Rata to the holders of Allowed Class 4 Claims on the terms and conditions set forth in the Plan;

        (b) the Liquidation Trustee shall liquidate the Real Property Collateral in accordance with the Plan, the Liens of MTIN and AmSouth shall attach to the proceeds of such sale in the priority established by applicable law, and the Liquidation Trustee shall distribute the Net Proceeds thereof as follows: (i) first to pay the reasonable costs and expenses of the Liquidation Trust incurred in administering, maintaining, preserving or liquidating the Real Property Collateral; (ii) second to pay the Allowed Class 3 Claim of MTIN; (iii) third to pay the Allowed Class 2 Claim of AmSouth; (iv) fourth to pay Allowed Administrative Expense Claims and Allowed Priority Claims, if any, to the extent not previously paid pursuant to the Plan; (v) fifth to pay all outstanding costs and expenses of the Liquidation Trustee and the Liquidation Trust (including, without limitation, the Liquidation Trustee's compensation) to the extent not otherwise paid in accordance with the Plan; and (vi) sixth Pro Rata to the holders of Allowed Class 4 Claims;

        (c) the Trust Reserve shall be used to pay the reasonable costs and expenses of the Liquidation Trust and its professionals; provided that upon payment of all such Claims, any unused portion of the Trust Reserve shall be distributed Pro Rata to the holders of Allowed Class 4 Claims in accordance with the Plan and the Trust Agreement; and

        (d) the Administrative and Priority Claim Reserve shall be used to pay Allowed Administrative Expense Claims and Allowed Priority Claims in accordance with the Plan and the Professional Reserve shall be used to pay Allowed Fee Claims in accordance with the Plan; provided that upon payment of all such Claims, any unused portion of the Administrative and Priority Reserve and the Professional Reserve shall be paid first to pay all outstanding costs and expenses of the Liquidation Trustee and the Liquidation Trust (including, without limitation, the Liquidation Trustee's compensation),to the extent not otherwise paid in accordance with the Plan, and second Pro Rata to holders of Allowed Class 4 Claims.

     3. DISPOSITION OF REAL PROPERTY COLLATERAL. Notwithstanding any other provision of the Plan, the Liquidation Trustee shall sell to the highest bidder at public auction all Real Property Collateral not otherwise sold on or before September 30, 2003, on the following terms and conditions:

        (a) the auction shall be advertised and conducted in a commercially reasonable manner and shall occur no later than September 30, 2003 (or such later date as MTIN and the Liquidation Trustee shall agree in writing);

        (b) the Liquidation Trust shall hire such auctioneers or other professionals as the Liquidation Trustee deems necessary and appropriate to conduct the auction in accordance with the terms of the Plan and the Trust Agreement;

        (c) at the auction, the Real Property Collateral shall be offered for bid both by individual parcel and en masse, and the Liquidation Trustee shall sell the Real Property Collateral separately by individual parcel or en masse as determined by the Liquidation Trustee with the express written agreement of MTIN in such manner as to derive the highest aggregate sales price;

        (d) the opening bid on the Real Property Collateral when offered for bid en masse shall be a credit bid by MTIN (or any special purpose entity created by MTIN) in the amount of $400,000.00 pursuant to section 363(k) of the Bankruptcy Code; the opening bid on each parcel when offered for bid separately shall be a credit bid by MTIN (or any special purpose entity created by MTIN) in the amount of $100,000.00 pursuant to section 363(k) of the Bankruptcy Code;

        (e) pursuant to section 363(k) of the Bankruptcy Code, MTIN may credit bid on the Real Property Collateral in an aggregate amount not exceeding the amount of its Allowed Claim;

        (f) for all purposes of this Plan, except as provided otherwise in subparagraph (j) below, the amount of the Allowed Claim of MTIN shall be the sum of (i) $2,384,012.80, (ii) interest accruing after June 1, 2003 at the rate of $666.67 per diem, and (iii) attorney's fees and costs actually incurred by MTIN in connection with the Case after April 30, 2003;

        (g) in the absence of higher and better qualifying cash bids at auction, in accordance with the Plan, the Liquidation Trust shall transfer by quitclaim deed to MTIN, or its designee or assignee, all Real Property Collateral not previously sold by the Liquidation Trust in accordance with the Plan and the Trust Agreement, and MTIN's Allowed Claim shall be reduced by the amount credit bid by MTIN for such transferred Collateral at auction; provided, however, that MTIN shall have the option at the conclusion of all bidding to withdraw any or all of its final credit bids in favor of the next highest qualifying cash bid or bids, in which event the affected facility parcel or parcels of the Real Property Collateral shall be conveyed by quitclaim deed, as is, where is, with no representation, warranty or recourse to such next highest qualifying cash bidder or bidders;

        (h) notwithstanding any other term or provision of the Plan, the conveyance of the Real Property Collateral, or any portion thereof, by the Liquidation Trust shall be by quitclaim deed, as is, where is, without representation, warranty or recourse;

        (i) except for the credit bids of M-TIN as provided in subparagraph
(g) above, all bids shall be firm offers and shall contain no contingencies, including without limitation, contingencies for financing, due diligence, environmental testing or inspection;

        (j) in the event that MTIN's Allowed Claim has not been satisfied in full by payments received and offsets taken pursuant to Section 363(k) upon conclusion of the auction process, MTIN shall have an Allowed Administrative Expense Claim under Section 507(b) of the Bankruptcy Code in the amount of the remaining unrecovered deficiency, but only to the extent of all receipts by the Debtor and Liquidation Trustee under the Real Property Leases, less any amounts chargeable to MTIN pursuant to Section 506(c), such Allowed Administrative Expense Claim to be payable on the priority basis provided in Section 507(b), and MTIN shall have an Allowed Unsecured Claim in the amount, if any, by which MTIN's unrecovered deficiency exceeds the amount of all receipts by the Debtor and Liquidation Trustee under the Real Property Leases, less any amounts chargeable to MTIN pursuant to Section 506(c); for the purposes of this subparagraph (j), the amount of the unrecovered deficiency constituting MTIN's Allowed Unsecured Claim shall be equal to the Allowed Claim of MTIN reduced by the amount of all postpetition interest, fees, and costs included in the claim amount computed under subparagraph (f) above, less all amounts received or credited as a result of the sale of the Real Property Collateral and less all amounts received in payment of MTIN's allowed Administrative Expense Claim;

        (k) all bidders shall be deemed to have submitted to the exclusive jurisdiction of the Bankruptcy Court with respect to the auction, the sale and conveyance of the Real Property Collateral, or any portion thereof, and any matter or dispute related thereto;

        (l) all bids shall be for all Real Property Collateral subject to auction, provided, however, the liquidation Trustee may accept bids for individual parcels or for any portion of the Real Property Collateral, in his sole discretion, with the express written consent of MTIN:

        (m) competing bids shall meet any minimum overbid established by the Liquidation Trustee in his sole discretion and thereafter bidding shall proceed according to increments established by the Liquidation Trustee in his sole discretion;

        (n) all bids other than the credit bid of MTIN (or any special purpose entity created by MTIN) shall be cash bids, provided, however that AmSouth shall retain its right pursuant to Section 363(k) of the Bankruptcy Code, to offset any deficiency claim arising under Section 506(b) of the Bankruptcy Code against any bid by AmSouth in excess of the initial credit bid by MTIN (or any special purpose entity created by MTIN);

        (o) all bids other than credit bids of MTIN or AmSouth (as set forth in the Plan) must be accompanied by a good faith deposit in an amount determined by the Liquidation Trustee in his sole discretion; provided (i) if the bid is not accepted, the deposit shall be returned to the unsuccessful bidder, (ii) if the bid is selected, the deposit shall be applied to the purchase price, and (iii) if the bid is selected and the sale fails to close, the deposit shall be retained by the Liquidation Trust as liquidated damages;

        (p) if Cash is generated by the sale of Real Property Collateral pursuant to the auction, the Net Proceeds of any sale of Real Property Collateral, if any, shall be distributed in accordance with the Plan;

        (q) the transfer of Real Property Collateral pursuant to the auction shall close not later than 90 days after the conclusion of the auction; provided that upon conclusion of the auction the Liquidation Trust shall have no further obligation or liability for any costs or expenses related to the administration, maintenance or preservation of the Real Property Collateral and pending such closing all costs or expenses related to the Real Property Collateral, including, without limitation, taxes, insurance, utilities and general maintenance and upkeep, shall be the exclusive obligation of the winning bidder(s); and

        (r) the Liquidation Trustee, in good faith consultation with the parties and any professionals retained by the Liquidation Trust shall establish such other or further procedures, terms and conditions governing the auction and the conveyance of the Real Property Collateral as are commercially reasonable and not inconsistent with the Plan and the Trust Agreement.

     4. DURATION OF TRUST. The Liquidation Trust under this Plan shall continue to exist until entry of a Final Order by the Bankruptcy Court closing the Bankruptcy Cases pursuant to Section 350(a) of the Bankruptcy Code. As soon as practicable after the last distribution under the Plan is made, the Liquidation Trustee shall seek entry of a Final Order closing the Case pursuant to Section 350 of the Bankruptcy Code.

     5. PRESERVATION OF PRIORITY. Except as specifically provided in the Plan, no term or provision of the Plan shall alter or affect the priority scheme of the Bankruptcy Code. Without limitation, before any Distribution on account of Allowed Class 4 Claims, all Allowed Priority Claims and Allowed Administrative Expense Claims shall be paid in full from the Net Proceeds of the Causes of Actions, but only to the extent not otherwise paid in accordance with the Plan.

     6. LIQUIDATION TRUSTEE.

        (a) APPOINTMENT. The Liquidation Trustee shall be such Person as the Debtor may designate in writing not less than 10 days before the Confirmation Hearing. The Debtor shall have sole authority to designate the Person to serve as Liquidation Trustee. The appointment of the Liquidation Trustee shall be effective as of the Effective Date. Successor Liquidation Trustee(s) shall be appointed as set forth in the Trust Agreement.

        (b) TERM. Unless the Liquidation Trustee resigns or dies earlier, the Liquidating Trustee's term shall expire upon entry of a Final Order closing the Case.

        (c) POWERS AND DUTIES. The Liquidation Trustee shall have the rights and powers set forth in the Trust Agreement including, but not limited to, the powers of a debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code; provided, however, the Liquidation Trustee shall have no authority to operate the Debtor's business and shall have no authority or responsibility for the management, ownership, administration or governance of the Reorganized Debtor, which exclusively shall reside in Merifin as the holder of the New Common Stock. The Liquidation Trustee shall be governed in all things by the terms of the Trust Agreement and the Plan. The Liquidation Trustee shall administer the Liquidation Trust, and its assets, and make Distributions from the proceeds of the Liquidation Trust in accordance with the Plan. The Liquidation Trustee shall be authorized, empowered and directed to take all actions necessary to comply with the Plan and exercise and fulfill the duties and obligations arising thereunder, including, without limitation, to:

               (i) employ, retain, and replace one or more attorneys, accountants, auctioneers, brokers, managers, consultants, other professionals, agents, investigators, expert witnesses, consultants and advisors as necessary to discharge the duties of the Liquidation Trust under the Plan;

               (ii) object to the allowance of Claims pursuant to the terms of the Plan;

               (iii) establish reserves and open, maintain and administer bank accounts as necessary to discharge the duties of the Liquidation Trust under the Plan;

               (iv) pay reasonable and necessary professional fees, costs and expenses as set forth in the Plan;

               (v) investigate, analyze, commence, prosecute, litigate, compromise, and otherwise administer the Causes of Action for the benefit of the Liquidation Trust and its beneficiaries, as set forth in the Plan, and take all other necessary and appropriate steps to collect, recover, liquidate, or otherwise reduce to Cash the Causes of Action;

               (vi) administer, sell, liquidate or otherwise dispose of the Real Property Collateral and the Real Property Leases in accordance with the terms of the Plan;

               (vii) represent the Estate before the Bankruptcy Court and other courts of competent jurisdiction with respect to matters concerning the Liquidation Trust;

               (viii) seek the examination of any entity under and subject to the provisions of Bankruptcy Rule 2004;

               (ix) comply with applicable orders of the Bankruptcy Court and any other court of competent jurisdiction over the matters set forth herein;

               (x) comply with all applicable laws and regulations concerning the matters set forth herein;

               (xi) exercise such other powers as may be vested in the Liquidation Trust pursuant to the Trust Agreement, the Plan, or other Final Orders of the Bankruptcy Court;

               (xii) conduct the auction authorized pursuant to section V1.A.3 of the Plan and take such actions and adopt such procedures, terms and conditions, consistent with the Plan, to implement the auction and convey the Real Property Collateral; and

               (xiii) execute any documents, instruments, contracts and
                      agreements necessary and appropriate to carry out the powers and duties of the Liquidation Trust.

        (d) FEES AND EXPENSES. From the Effective Date forward, the Liquidation Trustee's compensation shall be as provided in the Trust Budget. Compensation of the Liquidation Trustee and the costs and expenses of the Liquidation Trustee and the Liquidation Trust (including, without limitation, professional fees and expenses) shall be paid (i) to the extent related to the administration, preservation, maintenance or liquidation of the Real Property Collateral from the net rents collected by the Debtor or the Liquidation Trustee under the Real Property Leases and from the Net Proceeds of the liquidation of the Real Property Collateral; (ii) to the extent related to the administration or liquidation of the Causes of Action, from the Net Proceeds of the Causes of Action; and (iii) from the Trust Reserve. Notwithstanding any other provision of the Plan, if the Allowed Class 3 Claim of MTIN and the Allowed Class 2 Claim of AmSouth are paid in full, the compensation of the Liquidation Trustee and the costs and expenses of the Liquidation Trustee and the Liquidation Trust shall be payable from the Net Proceeds of the Real Property Collateral, to the extent not otherwise paid in accordance with the Plan. Without limitation of the forgoing, the Liquidation Trustee shall pay, without further order, notice or application to the Bankruptcy Court, the reasonable fees and expenses of the Liquidation Trustee's professionals, as necessary to discharge the Liquidation Trustee's duties under the Plan, and the Committee's counsel, to the extent necessary to discharge the Committee's remaining duties, if any, under Section VII.A.1 of the Plan. Payments to the Liquidation Trustee, or to the professionals of the Liquidation Trust or the Committee as set forth in the Plan, shall not require notice to any party, or an order of the Bankruptcy Court approving such payments.

        (e) RETENTION OF PROFESSIONALS AND COMPENSATION PROCEDURE. On and after the Effective Date, the Liquidation Trustee may engage such professionals and experts as may be deemed necessary and appropriate by the Liquidation Trustee to assist the Liquidation Trustee in carrying out the provisions of the Plan. For services performed from and after the Effective Date, professional Persons engaged by the Liquidation Trustee shall receive compensation and reimbursement of expenses in a manner to be determined by the Liquidation Trustee.

        (f) COMPROMISING CLAIMS. Pursuant to Bankruptcy Rule 9019(b) and the Plan, the Liquidation Trustee is authorized to approve compromises of the Causes of Action and Disputed Claims or other Claims or actions against the Debtor or their affiliates, and to and execute necessary documents, including a stipulations of settlement or release, without notice to any party and without further order of the Bankruptcy Court.

     7. VESTING OF ASSETS. On the Effective Date, the Causes of Action, the Real Property Collateral, the Real Property leases, the Reserves, the New Common Stock Payment and any tangible property not otherwise treated by the Plan shall vest in the Liquidation Trust free and clear of all liens, claims, encumbrances and other interests (except liens, claims, encumbrances and other interests arising under or specifically preserved by the Plan) and shall thereafter be administered, liquidated (by sale, collection, recovery or other disposition), or distributed by the Liquidation Trust in accordance with the terms of the Trust Agreement and the Plan. On the Effective Date, all other assets of the Estate, including, without limitation, all of Debtor's general intangibles, any remaining domain names, any and all tax attributes, all rights to tax refunds and credits, all prepaid income taxes and other taxes of Debtor, all net operating losses, any income tax refunds or other tax refunds to which Debtor may be or become entitled, any federal taxpayer identification numbers, any minutes and general corporate records of Debtor, and any books and records relating to these assets, shall vest in the Reorganized Debtor free and clear of all liens, claims, encumbrances and other interests.

B.   DISPOSITION OF PROPERTY.

     1. DISTRIBUTION ACCOUNT. The Liquidation Trustee shall establish the Distribution Account as of the Effective Date. On the Effective Date, the Liquidation Trustee shall deposit the New Common Stock Payment and the Reserves in the Distribution Account. The Liquidation Trustee shall pay all Allowed Priority Claims and all Allowed Administrative Expense Claims from the Administrative and Priority Reserve on the terms and conditions set forth in the Plan. On the terms and conditions set forth in the Plan, the Liquidation Trustee shall pay from the Trust Reserve all reasonable and necessary costs and expenses arising out of or related to the Liquidation Trustee's implementation of the Plan, including, without limitation, all fees and expenses of any professional retained by the Liquidation Trustee in accordance with the Plan. The Liquidation Trustee shall pay Allowed Fee Claims from the Professional Reserve, on the terms and conditions set forth in the Plan. Upon payment of all Claims, costs, fees and other expenses payable from the Reserves, the Liquidation Trustee shall distribute the unused portion of the Reserves, if any, Pro Rata to holders of Allowed Class 4 Claims.

     2. ASSIGNMENT TO TRUST OF CERTAIN ASSETS. On the Effective Date the Debtor shall be deemed to have assigned to the Liquidation Trust for the benefit of the beneficiaries of the Liquidation Trust, on the terms and conditions set forth in the Plan, without representation, warranty or recourse, (a) the Reserves; (b) the Causes of Action, or, the Net Proceeds thereof to the extent liquidated before the Effective Date; (c) the Real Property Collateral, or the Net Proceeds thereof to the extent liquidated before the Effective Date; (d) the Real Property Leases, and any net rents collected thereunder before the Effective Date; (e) the New Common Stock Payment; and (f) any tangible property not otherwise treated by the Plan. On the Effective Date, all other assets of the Estate shall vest in the Reorganized Debtor free and clear of all liens, claims, encumbrances and other interests as set forth in Section VI.A.7 of the Plan.

     3. LIQUIDATION OF ASSETS BY LIQUIDATION TRUST. Notwithstanding any other provision of the Plan, on the Effective Date or as soon as practicable thereafter, the Liquidation Trustee, on behalf of the Liquidation Trust for the benefit of the beneficiaries of the Liquidation Trust (without further motion, notice or order of the Bankruptcy Court, subject to the terms of the Liquidation Trust) and expeditiously shall liquidate the assets of the Liquidation Trust on the terms and conditions set forth in the Plan. All sales of assets by the Liquidation Trust shall be deemed made pursuant to the Plan and authorized by the Confirmation Order and (a) shall be free and clear of all liens, claims, encumbrances and other interests pursuant to section 363(f) of the Bankruptcy Code, with all such liens, claims and encumbrances attaching to the Net Proceeds of such sales subject to the terms and conditions of the Plan; and (b) pursuant to Section 1146(c) of the Bankruptcy Code shall not be taxed under any law imposing a stamp tax or similar tax.


C.   DISCHARGE, RELEASE, WAIVER AND INJUNCTION.

     1. FULL AND FINAL SATISFACTION. Pursuant to section 1141(d) of the Bankruptcy Code, confirmation of the Plan shall discharge the Debtor and the Reorganized Debtor from any debt that arose before the date of confirmation, and any debt of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of the claim based on such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) such claim is allowed under section 502 of the Bankruptcy Code; or (c) the holder of such claim has accepted the Plan. The treatment of Claims and Interests provided in the Plan shall be in full and final satisfaction, settlement and discharge of all liabilities of, Claims against, or Interests in the Reorganized Debtor and the Debtor and its present officers, directors, employees, agents, advisors, attorneys, accountants, and other representatives. Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and liabilities and termination of all Interests arising on or before the Effective Date, including any interest accrued after the Filing Date.

     2. EXCULPATION. From and after the Confirmation Date, (a) the Debtor; (b) all current officers and directors, and all other agents, employees, professionals, and representatives of the Debtor; (c) the Liquidation Trustee;
(d) all officers, agents, employees, professionals and representatives of the Liquidation Trust; (e) the Committee, its members and its professionals, and (f) the Reorganized Debtor and its officers, directors, agents, employees, professionals and representatives (collectively, with each of their predecessors and successors in interest and their respective general and limited partners, officers, directors, employees, agents, professionals and other representatives, the "Exculpated Parties") shall neither have nor incur any liability to any Person or entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of the Plan, the Sale, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Asset Purchase Agreement, or any other act taken or omitted to be taken in connection with the Cases or the Sale; provided, however, that the foregoing provisions of the Article VI.C.3. shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct. From and after the Confirmation Date, all Persons are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, cause of action, remedy or liability released or to be released against an Exculpated Party pursuant to the Plan.

     3. RESERVATION OF POLICE AND REGULATORY POWERS OF GOVERNMENTAL UNITS. Notwithstanding any other provision in the Plan, the discharges, releases, exculpations and injunctions provided in the Plan shall not preclude any action or proceeding by a governmental unit to enforce such governmental unit's police or regulatory power.

     4. INSURANCE CLAIMS FOR PERSONAL INJURY OR WRONGFUL DEATH CLAIMS. Notwithstanding any other provision of the Plan, the discharges and injunctions contained in the Plan shall not prejudice or impair any right of the holder of any personal injury or wrongful death Claim to collect from any insurer of the Debtor or the insurer of any agent of the Debtor under any applicable property, liability or casualty insurance policy. On the Effective Date of the Plan the stay shall be modified pursuant to section 362(d) of the Bankruptcy Code to the extent necessary to allow any such holder of a personal injury or wrongful death claim to collect from any insurer of the Debtor or the insurer of any agent of the Debtor under any applicable property, liability or casualty insurance policy; provided, however, that any such claim may be enforced only in accordance with the Plan.


D.   PLAN ADMINISTRATION.

     1. GENERAL. From and after the Effective Date, the Liquidation Trustee shall fulfill the specific duties assigned in accordance with the Plan. The Liquidation Trustee shall execute, deliver, file or record such documents, instruments, releases and other agreements, and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan.

     2. CANCELLATION OF EQUITY INTERESTS. Upon the Effective Date (a) all outstanding shares of the Debtor shall be cancelled and extinguished and all certificates representing Interests in the Debtor shall become void without the need for further action; (b) the articles of incorporation and the by-laws (to the extent necessary) shall be amended and restated as necessary to effectuate the Plan; and (c) the New Common Stock shall be issued to Merifin in consideration of the New Common Stock Payment.

     3. BOARD OF DIRECTORS. On the Effective Date, all officers and directors of the Debtor, as applicable, shall resign and shall be discharged from any further duties and responsibilities in such capacity and Merifin as the holder of the New Common Stock shall appoint officers and directors of the Reorganized Debtor in accordance with applicable law.

     4. CORPORATE AUTHORITY. The Confirmation Order shall constitute full and complete corporate authority for the Debtor, the Reorganized Debtor and the Liquidation Trustee to take all other actions which may be necessary, useful or appropriate to consummate the Plan without any further corporate or judicial authority.

     5. REORGANIZED DEBTOR'S EXISTENCE AND CONTINUATION OF BUSINESS. Following the Effective Date, the Reorganized Debtor shall continue in existence under the exclusive ownership, governance, administration and control of Merifin as holder of the New Common Stock. The Reorganized Debtor shall conduct any and all of its business after the Effective Date without supervision of or any further order of the Court. The Reorganized Debtor shall be authorized to do all acts consistent with its corporate charter, including without limitation, filing federal, state and local tax returns for the Debtor and itself, whether current or amended, complying with all applicable securities laws laws, rules and regulations as needed, disposing of or liquidating any of its assets, purchasing or acquiring new assets and capital, encumbering any and all assets and otherwise conducting and carrying out its business affairs.


                                   SECTION VII
                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   PROCEDURE FOR DETERMINATION OF CLAIMS.

     1. OBJECTIONS TO CLAIMS. Notwithstanding the occurrence of the Confirmation Date, and except as to any Claim that has been Allowed prior to such date or pursuant to this Plan, the Debtor, the Committee, or any other Person authorized under Section 502(a) of the Bankruptcy Code, may object to the allowance of any Claim against the Debtor or seek estimation thereof on any grounds permitted by the Bankruptcy Code; provided, however, that after the Effective Date the Liquidation Trustee shall have exclusive authority and responsibility to prosecute objections to Claims.

     2. DISPUTED CLAIMS. Payments or Distributions under the Plan on Account of Disputed Claims shall be held in reserve pending the allowance or disallowance of the Claim. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property shall promptly be returned to the Liquidation Trustee for deposit in the Distribution Account. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim shall be made in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property held in reserve as pursuant to the Plan that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim shall be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim to the date such distributions are made.

B.   DISTRIBUTIONS.

     1. DISTRIBUTIONS ON ALLOWED CLASS 4 CLAIMS. On the terms and conditions set forth in the Plan, the Liquidation Trustee shall distribute Pro Rata to the holders of Allowed Class 4 Claims the Net Proceeds of the following: (a) the Causes of Action; and (b) the unused portions of the Reserves, if any, and all property or assets remaining in the Liquidation Trust, if any, after all senior Allowed Claims against the Estate and all costs and expenses of the Liquidation Trust have been paid in full in accordance with terms of the Plan. The distributions to holders of Allowed Class 4 Claims shall be on the Initial Trust Distribution Date, subject to the provisions in the Trust Agreement regarding interim distributions. Notwithstanding any other provision of this paragraph, all interim distributions to holders of Allowed Class 4 Claims shall be subject to the provisions of the Plan concerning reserves for Disputed Claims.

     2. UNDELIVERABLE DISTRIBUTIONS. Except as otherwise provided herein, distributions to holders of Allowed Claims shall be made: (a) at the addresses set forth on the respective proofs of Claim filed by such holders; (b) at the addresses set forth in any written notice of address change delivered to the Debtor, or the Liquidation Trustee after the date of the filing of any related proof of Claim; or (c) at the address reflected in the Schedules or the Debtor's books and records if no proof of Claim has been filed and if the Debtor or the Liquidation Trustee has not received written notice of a change of address, as set forth herein. If a Distribution is returned as undeliverable, the maker of such Distribution (as appropriate, and for the purposes of this section VII of the Plan, the "Transferor") shall hold such Distribution and shall not be required to take any further action with respect to the delivery of the Distribution unless and until the earlier of (1) the date on which Transferor is notified in writing of the then current address of the holder entitled to receive the Distribution or (2) March 1, 2004 except as the Bankruptcy Court may otherwise order. If the Transferor is notified in writing of the then current address of the holder before March 1, 2004 the Transferor shall promptly make the Distribution required by the Plan to the holder at the then current address. If the Transferor is not so notified by March 1, 2004, and the holder of the Claim does not by such date assert a right to such undeliverable Distribution, the holder shall be forever barred from asserting a Claim to such undeliverable Distribution, which shall become available for distribution to holders of other Allowed Claims as provided in the Plan.

     3. MANNER OF PAYMENT. Distributions by the Liquidation Trustee may be made, at the option of the Liquidation Trustee, in Cash, by wire transfer or by check drawn on such accounts established by the Liquidation Trustee as necessary to effectuate the Plan.

     4. INTEREST. Unless otherwise required by Final Order of the Bankruptcy Court or applicable bankruptcy law, interest shall not accrue or be paid after the Filing Date on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Filing Date on any Claim.

     5. FRACTIONAL DOLLARS; DE MINIMIS DISTRIBUTIONS.

        (a) Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent.

        (b) No interim Distribution will be made on account of any Allowed Class 4 Claim to the holder of any such Allowed Class 4 Claim if the amount of such Distribution for the Allowed Claim is less than $25.00. Immediately before the Final Trust Distribution Date, the Liquidation Trustee shall (i) aggregate the amount of all Distributions that would have been made on account of an Allowed Claim but for this de minimis provision and (ii) on the Final Trust Distribution Date, make a Distribution on account of such Allowed Claim in accordance with the Plan.

     6. DISTRIBUTIONS ON CLAIMS ALLOWED PURSUANT TO SECTION 502(H) OF THE BANKRUPTCY CODE. Except as otherwise provided in the Plan, no Distributions shall be made on account of a

Claim arising as a result of a Final Order entered in an Avoidance Action until such Claim becomes an Allowed Claim. Any Claim that is Allowed pursuant to
Section 502(h) of the Bankruptcy Code prior to the Initial Trust Distribution Date as a result of the entry of a Final Order in any Avoidance Action will be treated in accordance with the provisions of the Plan. All holders of such Claims that become Allowed Claims after the Initial Trust Distribution Date will receive an initial distribution on the Distribution Date next following the date on which their Claim becomes an Allowed Claim and shall receive subsequent Distributions, if any, in accordance with the provisions of the Plan. Distributions under the Plan on account of anticipated Claims that may arise or become allowable as a result of the entry of a Final Order in any Avoidance Action that are not Allowed Claims as of the Initial Trust Distribution Date may be held in reserve, at the discretion of the Liquidation Trustee, pending the allowance or disallowance of such Claims.

     7. LIQUIDATION TRUSTEE'S COMPLIANCE WITH TAX REQUIREMENTS. In compliance with Section 346 of the Bankruptcy Code, to the extent applicable, the Liquidation Trustee shall comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making Distributions pursuant to the Plan. The Liquidation Trustee shall be authorized to take any and all action necessary and appropriate to comply with such requirements. As a condition to making any Distribution under the Plan, the Liquidation Trustee may require the holder of an Allowed Claim to provide such holder's taxpayer identification number, and such other information, certification or forms as necessary to comply with applicable tax reporting and withholding laws. Notwithstanding any other provision of this Plan, each entity receiving a Distribution of Cash pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of any such Distribution.

     8. RESERVE FOR DISPUTED CLAIMS. Except as otherwise provided in the Plan, no Distributions shall be made on account of a Disputed Claim until such claim becomes an Allowed Claim. In making any Distribution on Allowed Claims, the Liquidation Trustee shall calculate the amount of such Distribution (for purposes of making a Pro Rata calculation) as if each Disputed Claim were an Allowed Claim, unless the Bankruptcy Court enters an order specifying that the Disputed Claim should be treated as being a different amount for purposes of such calculation. The Liquidation Trustee shall reserve from Distributions a sufficient amount to make a Distribution on a Disputed Claim in the event it becomes an Allowed Claim (unless the Bankruptcy Court orders otherwise). To the extent a Disputed Claim is disallowed pursuant to a Final Order, any reserves attributable to the disallowed portion of the Disputed Claim shall be distributed on account of Allowed Claims pursuant to the terms of the Plan.

     9. SETOFFS. Subject to Section 553 of the Bankruptcy Code, in the event the Debtor have a claim of any nature whatsoever against a holder of a Claim, the Liquidation Trustee may, but is not required to, set off the Debtors' claim against such Claim (and any Distributions or other rights to receive property arising out of such Claim under the Plan) unless any such claim of the Debtor is or will be released under the Plan. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any claim of the Debtor.

     10. RELIANCE ON CLAIMS REGISTER. In making Distributions under the Plan, the Liquidation Trustee may rely upon the accuracy of the claims register maintained by the Bankruptcy Court or its designee as claims agent in the Cases, as modified by any Final Order of the Bankruptcy Court disallowing Claims in whole or in part.


C.   CANCELLATION OF NOTES/STOCK INSTRUMENTS/AGREEMENTS.

     Except as specifically provided below, all Interests in the Debtor, and all notes, bonds, indentures, agreements, contracts or other instruments or documents evidencing or creating any indebtedness, obligation or liability of any of the Debtor shall be deemed canceled on the Effective Date and shall have no force and effect against the Debtor, except for the purpose of evidencing the right to participate in the Distributions and other treatment provided by the Plan.

D.   RESERVATION OF RIGHTS OF THE ESTATE.

     All claims, rights to payment, causes of action, cross-claims and counterclaims of the Debtor of any kind or nature whatsoever including, without limitation, Causes of Action and Avoidance Actions, against third parties arising before the Confirmation Date that have not been disposed of prior to the Effective Date shall be preserved and treated in accordance with the Plan, for the respective benefit of the Liquidation Trust and the Reorganized Debtor as set forth in the Plan, except to the extent (a) transferred to the Buyer pursuant to the Sale; or (b) released or enjoined by the Plan (including those against the Exculpated Parties) or pursuant to a Final Order. Without limitation of the foregoing, except as vested in the Reorganized Debtor or as otherwise provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Debtor shall assign to the Liquidation Trustee for enforcement for the benefit of the holders of Allowed Class 4 Claims, the Causes of Action and Avoidance Actions; (y) all Claims, causes of action, and related recoveries against any Person other than the Exculpated Parties or other Person released pursuant to the Plan; and (z) all other claims, rights to payment and causes of action, cross claims and counterclaims of any nature or type whatsoever, at law or in equity, against any Person or entity other than the Exculpated Parties or any other Person released pursuant the Plan or to a Final Order, whether or not filed prior to the Effective Date.


                                  SECTION VIII.
                         CONTINUED CORPORATE EXISTENCE.

     1. On and after the Effective Date, the Reorganized Debtor shall continue to exist under the exclusive ownership, management, administration, governance and control of Merifin as holder of the New Common Stock, subject to the terms of the Plan. Without limitation, the holder of the New Common Stock shall appoint new officers and directors of the Reorganized Debtor in accordance with applicable law, and the Reorganized Debtor shall have exclusive responsibility for filing all future tax returns, whether current or amended, and all filing, disclosure, reporting and other obligations to the Securities and Exchange Commission, including, without limitation, such steps as necessary under applicable law to discontinue the Reorganized Debtor's status as a publicly traded company.

     2. The entry of the Confirmation Order shall constitute a direction and authorization to and of the Debtor, the Reorganized Debtor and the Liquidation Trustee to take or cause to be taken any corporate action necessary or appropriate to consummate the provisions of this Plan without any requirement of further approval or other action by the stockholders, officers or directors of the Debtor (including, without limitation, the filing of or amending or restating the certificates of incorporation of the Debtor except as specifically provided in the Plan) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.


                                   SECTION IX.
                                  MISCELLANEOUS

A.   RETENTION OF JURISDICTION.

     1. Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is set forth in the Plan. Without limitation, the Bankruptcy Court shall retain jurisdiction for the following purposes:

        (a) Except as otherwise provided in the Plan, to determine the allowance, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Bankruptcy Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to determine the allowance or classification of any payment made pursuant to the Plan Support Agreement, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding, including, without limitation, the Distribution Agent and the Liquidation Trustee;

        (b) To construe and enforce the Plan, and the documents and agreements filed in connection with the Plan and issue such orders as may be necessary for the implementation, execution and consummation of the Plan, including, but not limited to, issuing orders enforcing the releases and injunctions contained in the Plan;

        (c) To determine any and all applications for allowance of Fee Claims for periods on or before the Confirmation Date, and to determine any other request for payment of administrative expenses;

        (d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

        (e) To resolve any dispute regarding the implementation or interpretation of the Plan that arises at any time before the Cases are closed, including, without limitation, determination, to the extent a dispute arises, of the entities entitled to a Distribution within any particular Class of Claims;

        (f) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date;

        (g) To determine all disputes, controversies, or claims related to or arising in connection with the Asset Purchase Agreement or the Sale;

        (h) To determine matters concerning local, state and federal taxes in accordance with Sections 106, 346, 505 and 1146 of the Bankruptcy Code, and to determine any tax claims that may arise against the Debtor or the Reorganized Debtor as a result of the transactions contemplated by the Plan;

        (i) To determine all disputes, controversies or issues related to or arising in connection with the interpretation or enforcement of the Plan, or the Confirmation Order, including, but not limited to, the interpretation and enforcement of the releases and injunctions contained in the Plan;

        (j) To determine such other matters, or for such other purposes, as may be provided in the Confirmation Order;

        (k) To modify the Plan pursuant to Section 1127 of the Bankruptcy Code, or to remedy any apparent defect or omission in the Plan, or to reconcile any inconsistency in the Plan so as to carry out its intent and purposes;

        (l) To enter a final decree closing the Cases; and

        (m) To hear and determine all Causes of Action and other claims asserted by the Liquidation Trustee on behalf of the Liquidation Trust.

B.   INSURANCE PRESERVATION.

     Any policies of insurance or indemnification escrows that may cover or apply to any Claims against the Officers or any other officer, director, employee, agent or other representative of the Debtor (collectively the "Insured Parties"), including, without limitation, any directors or officers liability insurance policy, shall be preserved and shall remain in full force and effect following entry of the Confirmation Order and nothing in the Plan, including any releases, shall diminish, impair or prejudice the rights, claims, interests or defenses of any Insured Party.


C.   TAX INJUNCTION; EXCULPATION.

     1. In accordance with Section 346 of the Bankruptcy Code for purposes of any state or local law imposing a tax, income will not be realized by the Debtor or the Reorganized Debtor by reason of forgiveness or discharge or indebtedness resulting from the Cases. As a result, each state or local taxing authority is permanently enjoined and restrained, after the Confirmation Date, from commencing, continuing or taking any act to impose, collect or recover in any manner any tax against the Debtor or the Reorganized Debtor arising by reason of the forgiveness or discharge of any such Person under the Plan.

     2. Upon entry of the Confirmation Order, the Debtor, the Reorganized Debtor, the Committee, the Liquidation Trustee, and their respective directors, officers, members, employees, advisors, attorneys, affiliates, subsidiaries or agents shall not have or incur any liability to the holder of any Claim or Interest, any other parties in interest in the Cases, or any of their respective agents, employees, representatives, advisors, successors, or assigns, for any act or omission relating to or arising out of the administration of the Cases subsequent to the Filing Date, including but not limited to, the Sale, the Plan, the formulation of the Plan, the approval of the Disclosure Statement, the solicitation of votes for or confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. After entry of the Confirmation Order, all holders of Claims and Interests shall be enjoined and restrained from commencing or continuing any action or proceeding arising out of or related to the consummation of the transactions contemplated by the Plan and the prosecution, directly, derivatively or otherwise, of any Claim or Cause of Action, demand, right or liability released pursuant to the Plan shall be permanently enjoined.

D.   DISSOLUTION OF COMMITTEE.

     The Committee shall continue in existence until the Effective Date; provided, however, after the Confirmation Date the powers and duties of the Committees shall be limited to those provided in Section VII.A.1 of the Plan and those necessary to enforcement of the Confirmation Order. On the Effective Date,
(i) the Committee shall dissolve and its members shall be released of their duties, responsibilities and obligations in connection with the Case or the Plan and (ii) the retention or employment of the Committee's respective professionals and agents shall terminate.

E.   EFFECTUATING DOCUMENTS; FURTHER TRANSACTION; EXEMPTION FROM TRANSFER TAXES.

     1. Upon Confirmation, the Debtor and the Liquidation Trustee shall be authorized to (a) execute, deliver, file or record such contracts, instruments, releases and other agreements or documents contemplated by or entered into in connection with the Plan; and (b) take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Pursuant to section 1146(c) of the Bankruptcy Code, the creation or transfer of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, and executed in connection with the liquidation of assets shall not be subject to any stamp tax, real estate tax or similar tax.

     2. On the Effective Date, all provisions of the Plan, including all releases, injunctions, agreements, instruments and other documents filed in accordance with the Plan, shall be binding and have res judicata, collateral estoppel, claim preclusion and issue preclusion effect upon the Debtor, all Claim and Interest holders and all other entities that are affected in any manner by the

Plan. All agreements, instruments and other documents filed in connection with the Plan shall have full force and effect, and shall bind all parties thereto as of the Effective Date, whether or not such exhibits actually shall be executed by parties other than the Debtor or shall be issued, delivered or recorded on the Effective Date or thereafter.


F.   NONCONSENSUAL CONFIRMATION.

     If all impaired classes do not vote in favor of the Plan, the Debtor shall seek confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code either under the terms provided herein or upon such terms as may exist if the Plan is modified in accordance with section 1127(a) of the Bankruptcy Code.

G.   RESERVATION OF RIGHTS.

     If the Plan is not confirmed by Final Order, or if the Plan is confirmed and the Effective Date does not occur, the rights of the Debtor and all parties in interest in the Cases are and will be reserved in full. Any concessions, settlements or statements reflected therein are made for the purposes of the Plan only, and if Confirmation or the Effective Date does not occur, no party in interest in the Cases shall be bound or deemed prejudiced by any concession, settlement or statement.

H.   MODIFICATION OF PLAN.

     The Debtor may alter, amend or modify this Plan pursuant to section 1127 of the Bankruptcy Code at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order. After such time and prior to the substantial consummation of the Plan, the Debtor may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002. The Debtor intends that the provisions of the Plan (including the implementation thereof) shall be in compliance with all applicable laws and any rules and regulations promulgated thereunder. If the Debtor concludes that the Plan may not comply with applicable law, then and in such event the Debtor shall amend the Plan in such respect as they deem necessary to bring the Plan into compliance therewith.

I.   NOTICE.

     Except as specifically provided otherwise in the order approving the Disclosure Statement, any notice, pleading, objection or other document required by the Plan or the Confirmation Order, shall be sent by overnight delivery service, facsimile transmission or hand delivery to:

     1.       IF TO THE DEBTOR:
              ----------------

              Patrick Darby
              Bradley Arant Rose & White LLP
              One Federal Place
              1819 Fifth Avenue North
              Birmingham, AL 35203

     2.       IF TO THE LIQUIDATION TRUSTEE:
              -----------------------------

              As set forth in the Confirmation Order.

     3.       IF TO AMSOUTH:
              -------------

              Robert B. Rubin
              Burr & Forman LLP
              3100 SouthTrust Tower
              420 North 20th Street
              Birmingham, AL 35203

     4.       IF TO MTIN:
              ----------

              Donald J. Stewart
              Cabaniss, Johnston, Gardner, Dumas & O'Neal
              700 Riverview Plaza
              P. O. Box 2906
              Mobile, AL 36652

     5.       IF TO THE COMMITTEE:
              -------------------

              Stuart Maples
              Johnston, Moore, Maples & Thompson
              400 Meridian St., Suite 301
              Huntsville, AL 35801

     6.       IF TO THE BANKRUPTCY ADMINISTRATOR:
              -----------------------------------

              Richard M. Blythe
              Office of the Bankruptcy Administrator
              Seybourn H. Lynne Federal Building
              400 Well St. NE, Room 236
              Post Office Box 3045
              Decatur, AL 35602

J.   SEVERABILITY; CONFLICT OF TERMS; SUCCESSORS AND ASSIGNS.

     1. To the extent that any provision of this Plan would, by its inclusion in this Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Debtor may modify or amend such provision, in whole or in part as necessary to cure any defect or remove any impediment to the confirmation of this Plan existing by reason of such provision.

     2. To the extent the Disclosure Statement and the Plan are inconsistent, the terms of the Plan shall control.

     3. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such Person.


Dated:  June 6, 2003.

                                               MARTIN INDUSTRIES, INC.


                                               By         /s/ DIANE MCGEE
                                                  ------------------------------
                                               Its     Corporate Secretary
                                                  ------------------------------



OF COUNSEL:
-----------

Patrick Darby
Edward J. Peterson
M. Leesa Booth
BRADLEY ARANT ROSE & WHITE LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, AL 35203-2104
Telephone: (205) 521-8000
Facsimile: (205) 521-8800